Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Stratasys Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value New Israeli Shekel 0.01 per share (“ordinary shares”)	Other(2)	5,200,000(3)	$21.32(2)	$110,864,000	$0.0000927	$10,278
Total Offering Amounts						$110,864,000		$10,278
Total Fees Previously Paid								--
Total Fee Offsets								--
Net Fee Due								$10,278

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Stratasys Ltd. 2021 Employee Share Purchase Plan (the “ESPP”) to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.

(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee based on $21.32 per ordinary share, which represents 85% of the average of the high and low prices of the ordinary shares as reported on the Nasdaq Global Select Market on February 22, 2022. Under the ESPP, the purchase price per ordinary share applicable to purchases made during each purchase period will be eighty-five percent (85%) of the lower of (i) the fair market value per share of the ordinary shares on the first day of the offering period or (ii) the fair market value per share of the ordinary shares on the last date of the purchase period.

(3)	Represents ordinary shares initially available for purchase under the ESPP.